Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Rick J. Tremblay
Chief Financial Officer
Team Financial, Inc.
(913) 294-9667
rickt@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Second Quarter Results

PAOLA, Kansas, August 2, 2007 — Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income of $1,411,000, or $.39 basic and $.38 diluted income per share, for the three months ended June 30, 2007, an increase of 53.4%, compared to $920,000 or $.24 basic and $.23 diluted income per share, for the three months ended June 30, 2006.  Net income for the six months ended June 30, 2007 was $2,579,000, or $.72 basic and $.70 diluted income per share, compared to $1,818,000, or $.46 basic and $.45 diluted income per share for the six months ended June 30, 2006, an increase of 41.8%.

Net interest income for the three months ended June 30, 2007 increased approximately $446,000, or 7.5%, from the same period last year, primarily due to the increase in loan balances and an increase in net interest margin.  The net interest margin on average earning assets increased five basis points to 3.81% during the three months ended June 30, 2007 from 3.76% during the same period last year.  Non-interest income increased approximately $191,000, or 11.0%, primarily due to a $90,000 loss on sales of investment securities that was incurred during the second quarter of 2006 as a result of restructuring the investment portfolio.  Also contributing to the increase in non-interest income was a $43,000, or 20.9%, increase in trust fees and a $24,000 increase in bank owned life insurance income.  Non-interest expenses decreased $27,000, or 0.4%, for the three months ended June 30, 2007 compared to the same period in 2006 primarily due to decreases in salaries and benefits expense and professional expenses.  The decrease in professional expenses was largely due to insurance coverage taking effect to cover the legal costs associated with a pending lawsuit.  Offsetting these decreases were increases in occupancy and equipment and marketing expenses, which were largely related to the opening of a new banking location in Falcon, Colorado.

Loans receivable increased approximately $23.5 million, or 4.8%, to $510.0 million at June 30, 2007 compared to $486.5 million at December 31, 2006.   This increase was primarily a result of an increase in construction and land development loans.

The provision for loan losses was $77,000 for the three months ended June 30, 2007 compared to $157,000 for the same period ended June 30, 2006.  The allowance for loan losses as a percent of loans receivable was 1.15% at June 30, 2007 and 1.17% at December 31, 2006, and non-performing loans were .96% of loans receivable at June 30, 2007 and 1.92% of loans receivable at December 31, 2006.  The substantial decrease in non-performing loans during the first quarter of 2007 was attributable to the pay-off of a group of loans of approximately $2.2 million that were delinquent as of December 31, 2006.

“Despite a tough market, we managed to grow loans and increase our net interest margin during the second quarter and we’ve seen a marked improvement in our loan quality ratios.  We have never been a player in the subprime lending market, so we do not have the credit problems that are plaguing many other financial institutions.  We’ve also seen widespread improvement in our non-interest income, and we’ve held our expenses down.  It all makes for a pretty good quarter,” said Robert J. Weatherbie, Chairman and Chief Executive Officer of Team Financial, Inc.

Team Financial, Inc. is a financial services company with $766 million in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

Note: 2006 data has been adjusted to reflect the adoption and application of Staff Accounting Bulletin No. 108 (“SAB 108”).  The adoption of SAB 108 resulted in a $29,000 and $59,000 decrease to the net income for the three and six months ending June 30, 2006, or $.01 basic and diluted income per share decrease for the three months ending June 30, 2006 and $.02 basic and diluted income per share decrease for the six months ended June 30, 2006.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(In thousands)

	June 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$16,583	$14,529
Federal funds sold and interest bearing bank deposits	1,611	22,621
Cash and cash equivalents	18,194	37,150

Investment securities:
Available for sale, at fair value (amortized cost of $174,473 and $171,301 at June 30, 2007 and December 31, 2006, respectively)	171,309	170,079
Non-marketable equity securities (amortized cost of $9,274 and $9,061 at June 30, 2007 and December 31, 2006, respectively)	9,274	9,061
Total investment securities	180,583	179,140

Loans receivable, net of unearned fees	509,982	486,497
Allowance for loan losses	(5,856)	(5,715)
Net loans receivable	504,126	480,782

Accrued interest receivable	5,840	5,558
Premises and equipment, net	20,420	17,628
Assets acquired through foreclosure	615	817
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	2,825	2,659
Bank-owned life insurance policies	20,325	19,926
Other assets	2,121	2,068

Total assets	$765,749	$756,428

Liabilities and Stockholder’s Equity
Deposits:
Checking deposits	$174,304	$194,979
Savings deposits	27,873	28,536
Money market deposits	63,119	57,123
Certificates of deposit	305,617	282,244
Total deposits	570,913	562,882
Federal funds purchased and securities sold under agreements to repurchase	7,363	6,215
Federal Home Loan Bank advances	108,038	108,069
Notes payable	100	200
Subordinated debentures	22,681	22,681
Accrued expenses and other liabilities	5,232	5,864

Total liabilities	714,327	705,911

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,502,791 and 4,501,516 shares issued; 3,633,564 and 3,594,784 shares outstanding at June 30, 2007 and December 31, 2006, respectively	27,916	27,901
Capital surplus	290	680
Retained earnings	36,456	34,449
Treasury stock, 869,227 and 906,732 shares of common stock at cost at June 30, 2007, and December 31, 2006, respectively	(11,066)	(11,707)
Accumulated other comprehensive loss	(2,174)	(806)

Total stockholders’ equity	51,422	50,517

Total liabilities and stockholders’ equity	$765,749	$756,428

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest Income:
Interest and fees on loans	$10,283	$8,690	$20,213	$16,612
Taxable investment securities	1,961	1,928	3,992	3,814
Nontaxable investment securities	293	271	580	540
Other	199	170	380	307

Total interest income	12,736	11,059	25,165	21,273

Interest Expense:
Deposits:
Checking deposits	509	479	1,053	939
Savings deposits	50	53	102	106
Money market deposits	520	338	1,034	577
Certificates of deposit	3,680	2,632	7,224	4,805
Federal funds purchased and securities sold under agreements to repurchase	52	52	89	88
FHLB advances payable	1,126	1,129	2,239	2,263
Notes payable and other borrowings	3	39	7	43
Subordinated debentures	402	389	804	777

Total interest expense	6,342	5,111	12,552	9,598

Net interest income before provision for loan losses	6,394	5,948	12,613	11,675

Provision for loan losses	77	157	307	432

Net interest income after provision for loan losses	6,317	5,791	12,306	11,243

Non-Interest Income:
Service charges	908	904	1,725	1,751
Trust fees	249	206	418	382
Gain on sales of mortgage loans	154	139	299	330
Gain (loss) on sales of investment securities	1	(90)	1	(90)
Bank-owned life insurance income	238	214	475	430
Other	383	369	750	718

Total non-interest income	1,933	1,742	3,668	3,521

Non-Interest Expenses:
Salaries and employee benefits	3,067	3,169	6,197	6,253
Occupancy and equipment	842	728	1,577	1,496
Data processing	785	725	1,522	1,421
Professional fees	222	476	672	850
Marketing	169	95	279	175
Supplies	111	85	192	186
Intangible asset amortization	126	148	266	295
Other	929	852	1,715	1,661

Total non-interest expenses	6,251	6,278	12,420	12,337

Income before income taxes	1,999	1,255	3,554	2,427

Income tax expense	588	335	975	609

Net income	$1,411	$920	$2,579	$1,818

Basic income per share	$0.39	$0.24	$0.72	$0.46
Diluted income per share	$0.38	$0.23	$0.70	$0.45
Shares applicable to basic income per share	3,615,244	3,850,049	3,605,229	3,937,321
Shares applicable to diluted income per share	3,684,649	3,941,529	3,675,921	4,026,881

Team Financial, Inc. And Subsidiaries

Unaudited Selected Ratios and Other Data

	As of and For		As of and For
	Three Months Ended June 30		Six Months Ended June 30
Selected Data	2007	2006(c)	2007	2006(c)

Balance Sheet Highlights

Average Assets	$762,514	$717,689	$762,167	$708,156

Average Loans	$504,821	$458,044	$498,803	$445,750

Non Performing Loans	$4,897	$5,848	$4,897	$5,848

Performance Ratios

Return On Average Assets	0.74%	0.51%	0.68%	0.52%

Return On Average Equity	10.96%	7.44%	10.16%	7.11%

Average Equity To Average Assets	6.77%	6.91%	6.71%	7.28%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.81%	3.76%	3.79%	3.77%

Efficiency Ratio(a)	75.07%	81.64%	76.29%	81.19%

Book Value Per Share	$14.15	$14.78

Tangible Book Value Per Share(b)	$10.51	$11.09

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	0.96%	1.28%

Non Performing Assets As A Percent Of Total Assets	0.72%	0.94%

Allowance For Loan Losses As A Percent Of Total Loans	1.15%	1.25%

Allowance For Loan Losses As A Percent Of Non Performing Loans	119.58%	97.49%

(a)             Calculated as non-interest expense/(net interest income plus non-interest income)

(b)            Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

(c)             2006 data has been adjusted to reflect the adoption and application of Staff Accounting Bulletin No. 108